Exhibit 99.1

CONTACT:	Robert Gross

Chairman and Chief Executive Officer

(585) 647-6400

Catherine D’Amico

Executive Vice President – Finance

Chief Financial Officer

(585) 647-6400

Investors: Megan Crudele

Media: Marisa Mulqueen

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD SECOND QUARTER

FISCAL 2012 FINANCIAL RESULTS

~ Second Quarter Net Income Up 14%; EPS $.47 vs. $.42 Prior Year~

~ Third Quarter Fiscal 2012 Estimated EPS Range of $.38 to $.42 versus $.35 in Third Quarter Fiscal

2011 ~

~ Narrows Estimated Fiscal 2012 EPS Range to $1.68 to $1.74 ~

ROCHESTER, N.Y. – October 20, 2011 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its second quarter ended September 24, 2011.

Second Quarter Results

Sales for the second quarter of fiscal 2012 increased 6.9% to a record $173.3 million compared to $162.1 million for the second quarter of fiscal 2011. Comparable store sales decreased .8%, as compared to a 6.4% increase last year. Comparable store sales increased approximately 3% for exhaust and 1% for brakes, were flat for tires and front end/shocks, and were down approximately 3% for maintenance services and 6% for alignments. New stores added sales of $10.7 million.

Gross margin increased to 41.2% in the second quarter from 40.9% in the prior year quarter due to selling price increases, improved labor productivity and leveraging of fixed occupancy costs. Total operating expenses were $46.1 million, or 26.6% of sales, as compared with $43.7 million, or 26.9% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to operating leverage.

Operating income for the quarter increased 11.0% to $25.2 million from $22.7 million in the second quarter of fiscal 2011. Interest expense was $1.3 million as compared to $1.2 million in the second quarter of fiscal 2011.

Net income for the second quarter increased 13.5% to a record $15.1 million from $13.3 million in the prior year period. Diluted earnings per share for the quarter increased 11.9% to $.47, as compared to diluted earnings per share of $.42 in the second quarter of fiscal 2011, and was within the Company’s estimated range of $.46 to $.50. Net income for the second quarter reflects an effective tax rate of 37.0% as compared with 38.2% for the prior year period.

The Company added two locations and closed two locations during the quarter, ending the quarter with 802 stores.

First Six Month Results

For the six-month period, sales increased 5.5% to a record $338.1 million from $320.3 million in the same period of the prior year. Comparable store sales increased .7%. Net income for the first six months of fiscal 2012 increased 15.2% to a record $30.6 million, or $.95 per diluted share, compared with $26.5 million, or $.84 per diluted share in the comparable period of fiscal 2011.

Robert G. Gross, Chairman and Chief Executive Officer stated, “The 14% earnings growth we achieved in the second quarter is a testament to Monro’s strong value proposition and reputation as a trusted service provider. The flexibility provided by our strong business model has allowed us to achieve solid profitability in what has continued to be a tough economic climate. Additionally, the ongoing outperformance of our recent acquisitions, as well as our ability to leverage our cost structure on increased sales, enabled us to further expand our operating margin during the quarter. Overall, we are pleased with the strength that we have exhibited in the first half of the year, which we believe reflects the ability of our employees to consistently provide excellent service, turning new customers into loyal customers and keeping loyal customers returning.”

Terry’s Tire Town Retail Store Acquisition

Additionally, on October 9, 2011, Monro completed the acquisition of the retail stores of Terry’s Tire Town, consisting of six locations in Ohio and one location in Pittsburgh. The transaction will allow Monro to implement its Black Gold program, which is designed to increase sales in Monro’s service stores, particularly of tires and related services, in 13 additional stores. Management expects the former Terry’s Tire Town stores to be slightly accretive in the first twelve months of ownership. With the $9 million in sales from the Terry’s Tire Town stores, plus the $36 million in sales from the Vespia acquisition in June 2011, Monro has added $45 million in annualized sales or 6% acquisition growth thus far this year.

Company Outlook

Based on current visibility, business and economic trends, the recently completed acquisitions, as well as fiscal 2012 being a 53-week year, the Company now anticipates fiscal 2012 comparable store sales growth in the range of 3% to 4% (1% to 2% adjusted for days) and is narrowing its estimated fiscal 2012 diluted earnings per share to a range of $1.68 to $1.74, from the prior range of $1.65 to $1.77. The estimate is based on 32.3 million weighted average shares outstanding. The Company’s expected sales range for the year remains at $690 to $705 million.

For the third quarter of fiscal 2012, the Company anticipates comparable store sales growth in the range of 1% to 3%. The Company expects diluted earnings per share for the third quarter to be between $.38 and $.42, as compared to $.35 for the third quarter of fiscal 2011. Given the Company’s expectations for the fiscal year, management projects fourth quarter diluted earnings per share of between $.35 and $.37, compared to $.26 for the fourth quarter of fiscal 2011.

Mr. Gross concluded, “We continue to have a positive outlook for the business for 2012 and the long-term, although we anticipate continued moderate organic sales growth throughout the remainder of the year as a result of the macroeconomic environment, continued high unemployment, increased tire and gas prices and low consumer confidence. As we move through fiscal 2012, we anticipate that November will provide improved visibility as customers who have deferred purchasing tires and maintenance during the summer months turn to us to prepare for the upcoming winter. As evidenced by our recent acquisitions, we believe that the current macroeconomic environment puts us in an ideal position to take advantage of additional acquisition opportunities. These transactions, in turn, will allow us to expand our market share and position the Company for continued profitable growth.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 20, 2011 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 888-427-9411 and using the required pass code 4809774. A replay will be available approximately one hour after the recording through Thursday, November 3, 2011 and can be accessed by dialing 877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 3, 2011.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 809 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 26, 2011.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2011	2010	% Change
Sales	$173,256	$162,102	6.9%
Cost of sales, including distribution and occupancy costs	101,942	95,736	6.5%

Gross profit	71,314	66,366	7.5%

Operating, selling, general and administrative expenses	45,850	43,138	6.3%
Intangible amortization	411	296	39.2%
(Gain) loss on disposal of property, plant and equipment	(138)	231

Total operating expenses	46,123	43,665	5.6%

Operating income	25,191	22,701	11.0%
Interest expense, net	1,332	1,208	10.2%
Other income, net	(123)	(73)	69.3%

Income before provision for income taxes	23,982	21,566	11.2%
Provision for income taxes	8,865	8,242	7.6%

Net income	$15,117	$13,324	13.5%

Diluted earnings per share:	$.47	$.42	11.9%

Weighted average number of diluted shares outstanding	32,273	31,716
Number of stores open (at end of quarter)	802	783

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2011	2010	% Change
Sales	$338,074	$320,341	5.5%
Cost of sales, including distribution and occupancy costs	195,949	187,976	4.2%

Gross profit	142,125	132,365	7.4%

Operating, selling, general and administrative expenses	90,332	86,199	4.8%
Intangible amortization	771	591	30.3%
(Gain) loss on disposal of property, plant and equipment	(311)	250

Total operating expenses	90,792	87,040	4.3%

Operating income	51,333	45,325	13.3%
Interest expense, net	2,456	2,679	-8.3%
Other income, net	(224)	(140)	60.2%

Income before provision for income taxes	49,101	42,786	14.8%
Provision for income taxes	18,542	16,251	14.1%

Net income	$30,559	$26,535	15.2%

Diluted earnings per share	$.95	$.84	13.1%

Weighted average number of diluted shares outstanding	32,301	31,644

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 24,	March 26,
	2011	2011
Current Assets
Cash	$2,728	$2,670
Inventories	105,698	98,964
Other current assets	29,612	27,149

Total current assets	138,038	128,783
Property, plant and equipment, net	202,532	200,596
Other non-current assets	155,757	122,461

Total assets	$496,327	$451,840

Liabilities and Shareholders’ Equity
Current liabilities	$104,135	$109,440
Long-term debt	62,427	41,990
Other long-term liabilities	21,444	20,161

Total liabilities	188,006	171,591
Total shareholders’ equity	308,321	280,249

Total liabilities and shareholders’ equity	$496,327	$451,840